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                                                                     Exhibit 5.1


                                                               February 21, 2007



Hon. Victor Boudreau
Minister of Finance
Province of New Brunswick
P.O. Box 6000
Fredericton, New Brunswick
E3B 5H1


Dear Sir:

SUBJECT:     PROVINCE OF NEW BRUNSWICK ISSUE OF U.S. $500,000,000
             5.20% BONDS DUE FEBRUARY 21, 2017

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         This opinion is being delivered pursuant to paragraph 7(b) of the
Underwriting Agreement. Terms used but not defined herein shall have the meanings ascribed thereto in the Underwriting Agreement.

         In connection with the issue of 5.20% Bonds due February 21, 2017 of the Province in the aggregate principal amount of U.S. $500,000,000 (the "Bonds") and the sale of the Bonds by the Province pursuant to an underwriting agreement dated as of February 13, 2007, (the "Underwriting Agreement"), between the Province and the Underwriters named therein, I have caused to be examined the originals or copies, certified or otherwise, of the following:

         (a)      the Underwriting Agreement;

         (b) a fiscal agency agreement dated as of February 21, 2007, (the "Fiscal Agency Agreement"), between the Province and The Bank of New York, including the form of Global Bond appended thereto;

         (c) the supplemented form of prospectus of the Province, including the Basic Prospectus as so supplemented and the documents incorporated by reference therein, dated February 13, 2007, relating to the offering and sale of the Bonds (the "Final Prospectus"), and the preliminary form of the Final Prospectus dated February 12, 2007, (the "Preliminary Final Prospectus");

         (d)      the Provincial Loans Act (New Brunswick);

         (e)      the Loan Act 2005 (New Brunswick);


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         (f)      the Loan Act 2006 (New Brunswick);

         (g)      the Proceedings Against the Crown Act (New Brunswick);

         (h)      the Currency Act (Canada);

         (i) a copy of the Order of the Lieutenant-Governor in Council of the Province of New Brunswick numbered 2006-123 made on March 30, 2006, a copy of the Order of the Lieutenant-Governor in Council of the Province of New Brunswick numbered 2006-401 made on October 26, 2006, and a copy of the Order of the Lieutenant-Governor in Council of the Province of New Brunswick numbered 2006-438 made on December 7, 2006 (together the "Orders in Council") authorizing the issue and sale of the Bonds;

         (j) a written order of the Province to the Registrar relating to the authentication and delivery of the Global Bond (as such term is defined in the Fiscal Agency Agreement); and

         (k) the Global Bond dated February 21, 2007, executed by and sealed on behalf of the Province.

         I have also caused to be examined such certificates of public officials and such other certificates, documents and records and such matters of law as I have considered necessary as a basis for or relevant to the opinions hereinafter expressed.

         For the purposes of this opinion, I have assumed, with regard to all documents caused to be examined, the genuineness of all signatures, the authenticity of all documents submitted as originals and the conformity to authentic original documents of all documents submitted as certified, conformed, telecopies or photostatic copies. I have also assumed, for the purposes of the opinions expressed in paragraphs 1 and 2 below, the due execution and delivery of all agreements by the parties thereto other than the Province.

         This opinion is based upon legislation as in effect on the date hereof and is limited to the laws of the Province of New Brunswick and the federal laws of Canada applicable in New Brunswick. I have assumed that, insofar as any obligation is to be performed in any jurisdiction outside New Brunswick, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction.

         I have also assumed that, for the purposes of the opinions expressed in paragraphs 1 and 6 below, the Underwriters, and each of their affiliates that participate in the initial distribution of the Bonds in New Brunswick, will at all times comply with the selling restrictions specified in Section 6(g) of the Underwriting Agreement as they relate to New Brunswick and have relied on the undertaking of the Underwriters in this regard.



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         The opinions given in paragraphs 1, 2, 3, 5 and 8 below are subject to the following limitations and qualifications:


         (A) the enforceability of Underwriting Agreement may be limited by general equitable principles;

         (B) the availability of equitable remedies is in the discretion of a court of competent jurisdiction (subject to further qualifications below);

         (C) pursuant to the Currency Act (Canada) a judgment by a court of the Province of New Brunswick must be awarded in Canadian currency and such judgment may be based on a rate of exchange in existence on a day other than the day of payment;

         (D) a court of the Province of New Brunswick may refuse to enforce any right of indemnity or contribution under the Underwriting Agreement to the extent such is found to be contrary to public policy, as that term is understood under the laws of the Province of New Brunswick and the laws of Canada applicable in New Brunswick; and

         (E) a court of the Province of New Brunswick may not against Her Majesty the Queen in right of New Brunswick:

                  (i) grant an injunction or make an order for specific performance,

                  (ii) make an order for recovery or delivery of real or personal property, or

                  (iii) issue execution or attachment or process in the nature thereof.


         Subject to the foregoing, I am of the opinion that:

         1. The Underwriting Agreement has been duly authorized, executed and delivered by the Province in accordance with the laws of the Province and the Orders in Council, and constitutes a legal, valid and binding agreement of the Province enforceable in accordance with its terms.

         2. The Fiscal Agency Agreement has been duly authorized, executed and delivered by the Province in accordance with the laws of the Province and the Orders in Council and constitutes a legal, valid and binding agreement of the Province enforceable in accordance with its terms.



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         3.       The Bonds have been duly authorized and the Global Bond has been duly executed by and sealed on behalf of the Province in accordance with the laws of the Province and the Orders in Council and, when the Global Bond is authenticated in accordance with the provisions of the Fiscal Agency Agreement and delivered and paid for by the Underwriters pursuant to the Underwriting Agreement, it will constitute legal, valid and binding obligations of the Province, enforceable in accordance with their terms.

         4. The statements in the Preliminary Final Prospectus, read together with the Time of Sale Information, and the Final Prospectus under the caption "Description of Debt Securities -- Canadian Income Tax Considerations," as supplemented by "Taxation -- Canadian Taxation" are accurate in all material respects, subject to the qualifications therein stated.

         5. The payment of principal of and interest on the Bonds will be a charge on and payable out of the Consolidated Fund of the Province of New Brunswick.

         6. No authorization, consent, waiver or approval of, or filing, registration, qualification or recording with, any governmental authority of the Province of New Brunswick or of Canada is required in connection with the execution, delivery and performance by the Province of the Underwriting Agreement, the Fiscal Agency Agreement or the sale of the Bonds by the Province in the manner contemplated in the Underwriting Agreement and the Final Prospectus, except for the Orders in Council and an approval under the Provincial Loans Act (New Brunswick), which have been obtained.

         7. No stamp or other similar duty or levy is payable under the laws of the Province of New Brunswick or the laws of Canada applicable in the Province in connection with the execution, delivery and performance by the Province of the Underwriting Agreement, the Fiscal Agency Agreement or in connection with the issue and sale of the Bonds by the Province in the manner contemplated in the Underwriting Agreement, the Time of Sale Information and the Final Prospectus.

         8. Her Majesty the Queen in Right of New Brunswick may be sued in the courts of the Province of New Brunswick with regard to any claims arising out of or relating to the obligations of the Province under the Bonds. No law in the Province of New Brunswick requires the consent of any public official or authority for suit to be brought or judgment to be obtained against Her Majesty the Queen in Right of New Brunswick arising out of or relating to the obligations of the Province under the Bonds, though prior notice and particulars of a claim must be given to Her Majesty the Queen in Right of New Brunswick. An amount payable by Her Majesty the Queen in Right of New Brunswick under an order of a court of the Province of New Brunswick that is final and not subject to appeal is



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                  payable out of the Consolidated Fund of the Province of New
                  Brunswick pursuant to the Proceedings Against the Crown Act (New Brunswick).

         By reason of the matters aforesaid, I hereby advise that each of the said Bonds of the Province is not inconsistent with any overriding law in force in the Province and that there is no requirement of the law applicable in the Province which has not been met or fulfilled.

         I consent to the inclusion of this opinion in a Form 18-K/A amendment to the Province's annual report on Form 18-K for the year ended March 31, 2006, which annual report is incorporated by reference into Registration Statement No. 333-139308 filed with the Securities and Exchange Commission of the United States of America.



                                             Yours truly,


                                             /s/ Yvon G. LeBlanc
                                             ----------------------------------
                                             Yvon G. LeBlanc, Q.C.
                                             Deputy Attorney General